Time Inc.
2016 Omnibus Incentive Compensation Plan
Non-Employee Director

Restricted Stock Units Agreement

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Restricted Stock Units Agreement (the “Agreement”); and
WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Non-Employee Director pursuant to the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.
Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Date of Grant” has the meaning assigned to such term in the Notice.

b)
“Non-Employee Director” means an individual who is a member of the Board of Directors of the Company who, as of the close of business on the date of the annual meeting of stockholders of the Company, is not an employee of the Company or any subsidiary of the Company, and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan. For the purposes hereof, a “subsidiary” of the Company shall mean any corporation, partnership or other entity in which the Company owns, directly or indirectly, an equity interest of 50% or more.

c)
“Notice” means (i) the Notice of Grant of RSUs that accompanies this Agreement, if this Agreement is delivered to the Non-Employee Director in “hard copy,” and (ii) the screen display of the website for the stock plan administration with the heading “Vesting Schedule and Details,” which contains the details of the grant governed by this Agreement, if this Agreement is delivered electronically to the Non-Employee Director.

d)
“Plan” means the equity plan maintained by the Company that is specified in the Notice, which equity plan has been provided to the Non-Employee Director separately and forms a part of this Agreement, as such plan may be amended, supplemented or modified from time to time.

e)	“Shares” means shares of Common Stock of the Company.

f)	“Tax-Related Items” has the meaning assigned to such term in Section 8(a).

g)	“Vesting Date” has the meaning assigned to such term in Section 3.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Non-Employee Director (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth in the Notice. Each RSU represents the unfunded, unsecured right of the Non-Employee Director to receive a Share on the date(s) and subject to the terms and conditions specified herein. RSUs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Non-Employee Director any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Vesting and Delivery of Vested Securities.

a)
Vesting Date. The RSUs shall vest in full on the earlier of (i) first anniversary of the Date of Grant and (ii) the annual meeting of the stockholders of the Company next following the Date of Grant (the “Vesting Date”) so long as the Non-Employee Director has continuously served as a director of the Company from the Date of Grant. Subject to the terms and provisions of the Plan and this Agreement, no later than 60 days after the Vesting Date, the Company shall issue or transfer to the Non-Employee Director the number of Shares covered by the Award.

b)
Final Issuance. Shares issued or transferred upon vesting of the RSUs shall be issued in whole Shares. Upon the final issuance or transfer of Shares to the Non-Employee Director pursuant to this Agreement, in lieu of any fractional Share, the Non-Employee Director shall receive a cash payment equal to the Fair Market Value of such fractional Share.

c)
Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Non-Employee Director before the first date on which a payment could be made without subjecting the Non-Employee Director to tax under the provisions of Section 409A of the Code.

4.	Termination of Service as a Director.

a)
If the Non-Employee Director’s service as a director of the Company is terminated by the Non-Employee Director for any reason prior to the annual meeting of the stockholders of the Company next following the Date of Grant, then the RSUs covered by the Award shall be completely forfeited on the date of any such termination of service.

b)	In the event the Non-Employee Director ceases to serve as a director of the Company, the Non-Employee Director shall have no claim against the Company with respect to the RSUs.

5.	Acceleration of Vesting Date.

a)
In the event of the Non-Employee Director’s termination due to death or disability prior to the Vesting Date, the Award will vest in full upon the occurrence of such termination and Shares subject to the RSUs shall be issued or transferred to the Non-Employee Director (or his or her heirs, as the case may be) no later than sixty (60) days following the occurrence of such termination.

b)
In the event of a Change in Control prior to the Vesting Date, subject to Section 6, the Award will vest in full immediately prior to the Change in Control and Shares subject to the RSUs shall be issued or transferred to the Non-Employee Director immediately prior to such Change in Control.

6.
Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Non-Employee Director hereunder as a result of the acceleration of vesting of the RSUs pursuant to Section 5 of this Agreement, either alone or together with all other Payments received or to be received by the Non-Employee Director from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:

a)
If the net amount that would be retained by the Non-Employee Director after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Non-Employee Director after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Non-Employee Director shall be entitled to receive the Aggregate Payments.

b)
If, however, the net amount that would be retained by the Non-Employee Director after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Non-Employee Director is entitled shall be reduced to such largest amount.

The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.
The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any of its Affiliates consistent with any such required reduction, shall be made by the Non-Employee Director, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Non-Employee Director would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this Section 6, then the RSUs (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred.
The Company shall promptly pay, upon demand by the Non-Employee Director, all legal fees, court costs, fees of experts and other costs and expenses which the Non-Employee Director incurred in any actual, threatened or contemplated contest of the Non-Employee Director’s interpretation of, or determination under, the provisions of this Section 6.

7.	Taxes; Compliance with Law; Incorporation of Plan Terms.

a)
The Non-Employee Director acknowledges and agrees that, regardless of any action taken or failed to be taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Non-Employee Director’s participation in the Plan and legally applicable to the Non-Employee Director (the “Tax-Related Items”), is and remains the Non-Employee Director’s responsibility and, to the extent the Company was required to withhold, may exceed the amount actually withheld by the Company. The Non-Employee Director further agrees and acknowledges that the Company (x) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the RSUs or the subsequent sale of any Shares acquired pursuant to such settlement; and (y) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Non-Employee Director’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Non-Employee Director is subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company’s obligation to deliver the Shares subject to the RSUs shall be subject to payment of all Tax-Related Items by the Non-Employee Director.

b)
The Non-Employee Director acknowledges that the Non-Employee Director will consult with his or her personal tax advisor regarding the Tax-Related Items that arise in connection with this Agreement. The Non-Employee Director is relying solely on such advisors and is not relying in any part on any statement or representation of the Company or any of its agents. The Company shall not be responsible for withholding any Tax-Related Items, unless required by law. In order to comply with all applicable law, the Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are the Non-Employee Director’s sole and absolute responsibility, are withheld or collected from the Non-Employee Director, if and to the extent required by applicable law.

c)	The Company will not issue any Shares, to the Non-Employee Director unless and until the Non-Employee Director satisfies its obligation for Tax-Related Items.

d)
The Board or the Committee may also require the Non-Employee Director to acknowledge that he or she shall not sell or transfer Shares except in compliance with all applicable securities and exchange control laws, and may apply such other restrictions on the sale or transfer of the Shares as it deems appropriate.

8.
Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 4(e) of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

9.
Forfeiture; Waiver. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs. The Non-Employee Director acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Non-Employee Director or any other grantee.

10.
No Right of Non-Employee Director to Continue to Serve. Nothing contained in the Plan or this Agreement shall confer on any Non-Employee Director any right to continue to serve as a director of the Company.

11.
Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Inc., at 225 Liberty Street, New York, NY 10281, attention: Stock Plan Administration, and to the Non-Employee Director at his or her address, as it is shown on the records of the Company, or in either case to such other address as the Company or the Non-Employee Director, as the case may be, by notice to the other may designate in writing from time to time.

12.
Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.

13.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Non-Employee Director and his or her legatees, distributees and personal representatives.

14.	Copy of the Plan. By entering into the Agreement, the Non-Employee Director agrees and acknowledges that he or she has received and had an opportunity to read a copy of the Plan.

15.
Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

16.
Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

17.
Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the County of New York, State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to Section 11 hereof.

18.
Data Privacy. The Company may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Non-Employee Director for the exclusive purpose of implementing, administering and managing the Non-Employee Director’s participation in the Plan. The Non-Employee Director understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, Company unique ID, title, compensation paid, termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, any shares of stock held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Non-Employee Director, estimated tax withholding rate (if applicable), brokerage account number (if applicable), and brokerage fees (the “Data”). The Non-Employee Director understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Non-Employee Director from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). The Non-Employee Director understands that some of these Data Recipients may be located outside the Non-Employee Director’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Non-Employee Director’s country of residence. The Non-Employee Director understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Non-Employee Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Non-Employee Director’s behalf by a broker or other third party with whom the Non-Employee Director may elect to deposit any Shares acquired pursuant to the Plan. The Non-Employee Director understands that Data will be held only as long as necessary to implement, administer and manage the Non-Employee Director’s participation in the Plan. The Non-Employee Director understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Non-Employee Director understands that the Non-Employee Director may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, the Non-Employee Director may object to the collection, use, processing or transfer of Data by contacting the Company in writing. The Non-Employee Director understands that such objection may affect his/her ability to participate in the Plan. The Non-Employee Director understands that he/she may contact Stock Plan Administration at the Company to obtain more information on the consequences of such objection.

19.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.
Rejection of Award. If the Non-Employee Director does not wish to receive this Award and/or does not consent and agree to the terms and conditions upon which this Award is offered, as set forth in the Plan and this Agreement, then the Non-Employee must reject this Award by notifying the Company at Lon.Jacobs@timeinc.com or 225 Liberty Street, New York, NY 10281, attention, General Counsel, no later than 60 days following the Date of Grant, in which case the Award will be cancelled. The Non-Employee Director’s failure to notify the Company of his or her rejection of the Award within this specified period will constitute the Non-Employee Director’s acceptance of the Award and the terms and conditions upon which the Award is offered, as set forth in the Plan and this Agreement.

Additional Provision Related to Non-Employee Directors Subject to U.K Tax Law
U.K. Taxes. In the event that Tax-Related Items must be withheld by the Company and such amounts are not collected from or repaid by the Non-Employee Director by the 90th day of the end of the U.K. tax year (April 6 to April 5) following the tax event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Non-Employee Director on which additional income tax and national insurance contributions may be payable. The Non-Employee Director acknowledges that the Non-Employee Director ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs (“HMRC”) under the self-assessment regime and for reimbursing the Company for the value of national insurance contribution, if any, due on this additional benefit. The Non-Employee Director further acknowledges that the Company may recover such amounts from the Non-Employee Director by any of the means referred to in Section 7 of the Agreement, or otherwise permitted under the Plan.

Joint Election. As a condition of the Non-Employee Director’s participation in the Plan and assuming secondary Class 1 national insurance contributions are due on the income, the Non-Employee Director agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Non-Employee Director agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Non-Employee Director. The Non-Employee Director further agrees to execute such other joint elections as may be required between the Non-Employee Director and any successor to the Company and/or the Employer.

Currency Exchange. The Non-Employee Director acknowledges and agrees that the Company shall not be liable for any foreign exchange rate fluctuation between the Non-Employee Director’s local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to the Non-Employee Director pursuant to the settlement of the RSU or the subsequent sale of any Shares acquired upon settlement.

Insider Trading Restrictions/Market Abuse Laws. The Non-Employee Director acknowledges that, depending on his or her country of residence, the Non-Employee Director may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Non-Employee Director is considered to have “inside information” regarding the Company (as defined by the laws in the Non-Employee Director’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Non-Employee Director is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

US Taxes. In the event that Tax-Related Items must be withheld by the Company, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of the methods below.

(i)    by requiring the Non-Employee Director to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell a sufficient number of Shares to generate net proceeds (after commission and fees) equal to the Tax-Related Items and promptly deliver such amount to the Company;

(ii)    by requiring or allowing the None-Employee Director to pay the Tax-Related Items in cash or by check;

(iii)    by deducting the Tax-Related Items from the cash compensation paid to the Non-Employee Director by the Company;

(iv)    by allowing the Non-Employee Director to surrender other Shares that (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Non-Employee Director for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the Tax-Related Items;

(v)    by withholding a number of Shares to be issued upon delivery of Shares that have a Fair Market Value equal to the Tax-Related Items;

(vi)    by selling any Shares (on the Non-Employee Director’s behalf pursuant to this authorization) to the extent required to pay the Tax-Related Items; or

(vii)    by such other means or method as the Committee in its sole discretion and without notice to the Non-Employee Director deems appropriate.